Exhibit 99.1

PLAYBOY ENTERPRISES, INC. ANNOUNCES FORMATION OF
SPECIAL COMMITTEE OF BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE	Investor and Media Contact: Martha Lindeman 312-373-2430

CHICAGO, Tuesday, August 3, 2010 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) announced today that its board of directors has formed a special committee consisting of Sol Rosenthal and Shing Tao to evaluate and determine the company’s response to the proposal made by Hugh M. Hefner (“Hefner”) on July 9, 2010 to acquire all of the outstanding shares of Class A and Class B common stock of PEI not currently owned by Hefner for $5.50 per share in cash.  Mr. Rosenthal is a Counsel in the L.A. office of Arnold & Porter, an international law firm, and a prominent arbitrator and mediator in entertainment and business matters.  Mr. Tao is Chairman and Chief Investment Officer of Pacific Star Partners, a private investment group.  Mr. Rosenthal will serve as chairman of the special committee.

The board of directors cautions PEI’s shareholders and others considering trading in its securities that no decisions have been made by the board of directors or the special committee with respect to PEI’s response to the initial Hefner proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

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About PEI

Playboy is one of the most recognized and popular consumer brands in the world.  PEI is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives.  PEI publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

Forward Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether an acquisition of PEI will be consummated upon the terms proposed by Hefner, or at all.  Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in PEI’s Securities and Exchange Commission filings and reports.  We want to caution you not to place undue reliance on any forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.